Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-284931, 333-279568, and 333-262925) and Form S-8 (No. 333-218744, 333-229840, 333-231905 and 333-256328) of Hecla Mining Company of our report dated February 17, 2026, except for the effects of discontinued operations discussed in Note 3 and the effects of the reclassifications discussed in Note 2 as to which the date is August 28, 2026, relating to the consolidated financial statements which appears in this Form 8K.

/s/ BDO USA, P.C.

Spokane, Washington

August 28, 2026